PERCEPTRON, INC.
FIRST AMENDMENT TO SEVERANCE AGREEMENT

THIS FIRST AMENDMENT TO SEVERANCE AGREEMENT, dated as of July 2, 2010, between Perceptron, Inc. (the “Company”) and Richard Price (the “Executive”), (the “Agreement”) is dated June 13, 2012.

The Company and the Executive hereby agree as follows:

1. Defined Terms. Terms defined in the Agreement shall be used in this First Amendment with their defined meanings as contained in the Agreement, unless otherwise defined here.

2. Amendment of the Agreement. Company and Executive agree, effective upon expiration of the Revocation Period set forth in the release executed by Executive as required by the Agreement, as follows:

(i) Executive’s employment with Company has terminated effective June 13, 2012 (the “Effective Date”).

(ii) Pursuant to Section 3 of the Agreement, Executive shall be entitled to the payments set forth in Section 3(b) of the Agreement, as modified below:

(a)	Notwithstanding Section 6 of the Agreement, all benefits of any kind and any payments of any kind under the Agreement including those modified below shall cease immediately at the time of closing of any transaction in which the Executive becomes affiliated in any way or capacity with the purchase of substantially all of the assets of the Company’s Commercial Products Business Unit.

(b)	Executive shall not receive any bonus for the Company’s fiscal year 2012, as otherwise provided in Section 3(b)(ii) of the Agreement.

(c)	The Company will pay directly the Executive’s COBRA continuation coverage premiums through December 13, 2012 unless terminated earlier pursuant to Section 2(ii)(a) of this First Amendment, if the Executive elects COBRA continuation coverage, in lieu of Executive’s continued direct coverage under the Company’s group health plan.

(d)	The Company’s obligation to provide health and welfare plan benefits following the Effective Date, as provided in Section 3(b)(iii) of the Agreement, shall cover only the following benefits and shall expire on December 13, 2012 unless terminated earlier pursuant to Section 2(ii)(a) of this First Amendment:

Group Life coverage

Executive Life Coverage

(iii) Executive shall not be entitled to any payments under Section 4 of the Agreement.

(iv) The following stock option agreements between the Company and Executive (the “Option Agreements”) provide that all options which are exercisable under the terms of the Option Agreements at the Effective Date terminate three months after the Effective Date. All Options under the Option Agreements which are not exercisable at the Effective Date shall be terminated at that time.

Agreement Date	Plan	Number of Exercisable Options	Number of Unexercisable Options	Termination Date
December 1, 2009	2004	10,000	10,000	September 13, 2012
September 1, 2011	2004	0	10,000	Not Applicable

3. Non-Competition and Restrictive Covenant. If, during the term that the Executive is receiving benefits under the Agreement, Executive violates the terms of this Agreement, the Perceptron Executive Agreement Not to Compete, dated November 4, 2009 (the “Non-Compete Agreement”), the Company’s Proprietary Information and Inventions Agreement, dated November 4, 2009 (the “Proprietary Information Agreement”), or any other non-competition or confidentiality agreement with the Company, the Company’s obligations to the Executive under this Agreement and the Option Agreements shall automatically terminate.

4. Continued Effectiveness. All other provisions of the Agreement shall remain in full force and effect, including, but not limited to, Sections 5, 6, 9 and 10, and shall apply equally to all amounts or benefits required to be paid or provided to Executive under this Agreement.

5. Amendment of Agreement. The Agreement, including this First Amendment, shall not be modified or amended except by instrument in writing signed by the parties hereto. The parties agree that the Agreement, including this First Amendment, shall be amended if required and as required to comply with applicable law, including, but not limited to, Code Section 409A.

6. Governing Law. To the extent not preempted by Federal law, the Agreement, including this First Amendment, shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law rules.

7. Entire Agreement. The Agreement, including this First Amendment, represent the entire agreement and understanding of the parties with respect to the subject matter of the Agreement (other than the Non-Compete Agreement, the Proprietary Information Agreement, and the Option Agreements, which shall remain in full force and effect after the execution of this Agreement).

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Severance Agreement as of the day and year first written above.

PERCEPTRON, INC.

By:	/s/ Harry T. Rittenour
Harry T. Rittenour, President and CEO

/s/ Richard Price
RICHARD PRICE

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